     MODIFICATION AGREEMENT (“Agreement”) made as of the 7th day of October, 2008, between G & S REALTY 1, LLC,, having its principal office at 530 Seventh Avenue, New York, New York 10018 (hereinafter called “Landlord”), and BERNARD CHAUS, INC., having an address at 530 Seventh Avenue, New York, New York 10018 (hereinafter called “Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord’s predecessor-in-interest, Adler Realty Company 530, and Tenant heretofore entered into a certain written lease dated as of June 1, 1999 (the “Lease”) covering the premises as described therein at 530 Seventh Avenue (the “Building”) in the Borough of Manhattan, City and State of New York; and
     WHEREAS, Tenant desires to extend the term of the Lease, and Landlord has agreed thereto upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, it is agreed as follows:
     1. Term. The term of the Lease, currently scheduled to expire on May 31, 2009, is hereby extended for a period of ten (10) years, commencing on June 1, 2009, and expiring at 11:59PM on May 31, 2019 (the “Extension Term”).
     2. Modifications. All of the terms and conditions of the Lease shall continue to apply during the Extension Term, subject to the following additional modifications:
     A. Fixed Rental. Commencing as of June 1, 2009, the annual rate of base rental (sometimes referred to in the Lease as “fixed rent”), payable pursuant to Article Sixty-Third of the Lease, shall be deemed modified as follows:
     (1) For the period from June 1, 2009 through May 31, 2010, One Million Four Hundred Sixty-Six Thousand Two Hundred Twelve and 00/100 ($1,466,212.00) Dollars ($122,184.33 per month);
     (2) For the period from June 1, 2010 through May 31, 2011, One Million Five Hundred Ten Thousand One Hundred Ninety-Eight and 36/100 ($1,510,198.36) Dollars ($125,849.86 per month);
     (3) For the period from June 1, 2011 through May 31, 2012, One Million Five Hundred Fifty-Five Thousand Five Hundred Four and 31/100 ($1,555,504.31) Dollars ($129,625.36 per month);
     (4) For the period from June 1, 2012 through May 31, 2013, One Million Six Hundred Two Thousand One Hundred Sixty-Nine and 44/100 ($1,602,169.44) Dollars ($133,514.12 per month);
     (5) For the period from June 1, 2013 through May 31, 2014, One Million Six Hundred Fifty Thousand Two Hundred Thirty-Four and 52/100 ($1,650,234.52) Dollars ($137,519.54 per month);
     (6) For the period from June 1, 2014 through May 31, 2015, One Million Seven Hundred Ninety-Nine Thousand Seven Hundred Ten and 56/100 ($1,799,710.56) Dollars ($149,975.88 per month);

     (7) For the period from June 1, 2015 through May 31, 2016, One Million Eight Hundred Fifty-Three Thousand Seven Hundred One and 88/100 ($1,853,701.88) Dollars ($154,475.16 per month);
     (8) For the period from June 1, 2016 through May 31, 2017, One Million Nine Hundred Nine Thousand Three Hundred Twelve and 93/100 ($1,909,312.93) Dollars ($159,109.41 per month);
     (9) For the period from June 1, 2017 through May 31, 2018, One Million Nine Hundred Sixty-Six Thousand Five Hundred Ninety-Two and 32/100 ($1,966,592.32) Dollars ($163,882.69 per month); and
     (10) For the period from June 1, 2018 through May 31, 2019, Two Million Twenty-Five Thousand Five Hundred Ninety and 09/100 ($2,025,590.09) Dollars ($168,799.17 per month).
     The annual rates set forth above shall be payable in equal monthly installments, in advance, without notice and without offset or deduction of any kind;
     B. Three Month’s Rent Concession. Tenant shall not be required to pay any fixed rent for the months of June and July, 2009, and also for the month of May, 2019, provided and so long as Tenant is not then in default (beyond any applicable notice and/or cure period) of this Lease;
     C. Change in Base Year; Percentage Share. Effective as of and with respect to the period after June 1, 2009, the base year for the calculation of Tenant’s share of real estate taxes pursuant to Article Fifty-First shall be New York City Fiscal Year 2009/2010. The parties acknowledge that pursuant to Article Seventy-Third of the Lease, the “Supplemental Premises Commencement Date” (as defined therein) occurred, and that the Tenant’s share as set forth in Article Fifty-First and elsewhere in this Lease is and shall continue to be 7.097%.
     D. Change in Security. Tenant’s security is increased to $618,837.93, and, on or before April 1, 2009, Tenant shall deliver to Landlord an amendment to the existing letter of credit in form and content reasonably acceptable to Landlord and in accordance with the subparagraph B. of Insert 37.2. to the Lease, whereby the total amount of said letter of credit is increased to said amount;
     E. Change in Certain Charges. Effective as of and with respect to the period after June 1, 2009, Tenant’s payment under Article Forty-First shall be $400.00 per month, and Tenant’s payment under Article Sixty-Second shall be $350.00 per refrigeration ton per year.
     F. Additional Space. Article Seventieth, relating to the possibility of obtaining additional space on the nineteenth floor, is hereby deleted.
     G. Non-Disturbance. Landlord agrees to promptly make written request of the holder(s) of any existing mortgage or underlying lease for a non-disturbance agreement in favor of Tenant which provides, in substance, that so long as Tenant is not in default of any of the terms, covenants, conditions and agreements of this Lease beyond any applicable notice and/or cure period, Tenant’s possession of the demised premises shall not be disturbed, provided, at the option of said holder(s), Tenant shall execute, acknowledge, and deliver to said holder(s), within ten (10) days after request therefor, a subordination, non-disturbance and attornment agreement (“SNDA”), in form customarily required by said holder(s). Nothing herein shall be deemed to require Landlord to make any expenditure or incur any liability or obligation in connection with such request, and this Lease shall be unaffected by the failure to obtain any such SNDA.

     Tenant’s subordination of this Lease to any future mortgage or underlying lease, however, shall be subject to receipt by Tenant of a non-disturbance agreement in favor of Tenant which likewise provides, in substance, that so long as Tenant is not in default of any of the terms, covenants, conditions and agreements of this Lease beyond any applicable notice and/or cure period, Tenant’s possession of the demised premises shall not be disturbed, provided, at the option of said holder(s), Tenant shall execute, acknowledge, and deliver to said holder(s), within ten (10) days after request therefor, an SNDA in form customarily required by said holder(s).
     H. Existing Signage. Landlord hereby approves Tenant’s existing signage located at the entrances to the demised premises and in the lobby directory.
     I. Repairs. Landlord shall use reasonable diligence in the making of repairs required to be made by Landlord pursuant to this Lease. The foregoing shall not require Landlord to employ overtime or premium labor or incur any other special charges, and shall be subject to delays occurring by reason of force majeure.
     J. Real Estate Taxes and Electricity. Within ten (10) days after Tenant’s written request with respect to each bill delivered by Landlord to Tenant for Tenant’s payment of its share of real estate taxes, and for Tenant’s payment of electricity consumed with respect to the demised premises, including the air-conditioning unit(s) serving the same, Landlord shall provide a copy of the applicable tax bills from the taxing authority, and reasonable documentation regarding the calculation of Tenant’s electricity charge, respectively. Tenant agrees that any dispute with respect to the same shall not entitle Tenant to delay payment of the subject bill or otherwise set-off any disputed amount; instead Tenant shall pay the same when due, and separately pursue its claim of overpayment. If and to the extent that Tenant’s payments on account of real estate taxes are payable on an estimated basis in accordance with the Lease, Tenant’s right to request the taxing authority’s bill shall arise when said bill is issued to Landlord.
     K. Calculation of Real Estate Tax Refund. In the tenth line of the third paragraph of Article Fifty-First, the words “Tenant’s proportionate share of” are deemed inserted before the words “all expenditures paid.”
     L. Notices. The addressee set forth in Insert 40.1 is deemed deleted and the following is inserted in lieu thereof: “Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004; Attention: Jonathan L. Mechanic, Esq.”
     M. Miscellaneous. In the event of any inconsistencies between provisions set forth in the original printed portion of the Lease and those in the Rider thereto, the provisions of the Rider shall prevail. In the ninth line of Article Thirty-Seventh, the words “of Lessee” are replaced with the words “or Lessee.” In the second sentence of the last paragraph of Article Sixty-Eighth, the word “remove” is deemed inserted after the words “Tenant shall not be required to.” In the last line of paragraph Sixty-Ninth A., the word “Seventieth” is replaced with the word “Sixty-Sixth.”
     N. Assignment and Subletting. The following changes are made to Article Sixty-Sixth:
          (i) In the sixth line of Subparagraph B.3, the words “for the term set forth in the prospective sublease and otherwise” are deemed inserted after the words “from Tenant”;
          (ii) In the second line of Subparagraph C.(iii), the word “material” is deemed inserted before the words “non-monetary default”;
          (iii) Subparagraph C.(v) is deemed deleted;
          (iv) In the fifth line of Subparagraph C.(x), the words “, unless Landlord does not have (or will not have within three (3) months following such request for consent) comparable space available for lease in either of said buildings” are deemed inserted after the words “date Tenant enters into negotiations with same)”;
          (v) The text of Subparagraph C.(xi) is deemed deleted and the following in inserted in lieu thereof: “(xi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld so long as the same does not identify the rental sought or payable by Tenant, it being agreed, however, that Landlord will not unreasonably withhold its consent to the listing of the Premises for subletting (without mention of any rental) with a reputable broker selected by Tenant.”
          (vi) In the first line of Subparagraph F.(4), the words “sixty (60) days” are deemed deleted and the words “forty-five (45) days” are inserted in lieu thereof.
     O. Electricity. Notwithstanding anything to the contrary contained in the first sentence of the third paragraph of Article Thirtieth, Landlord shall provide a total demand load of not less than five (5) watts per usable square foot with respect to the demised premises, exclusive of electricity for the existing air-conditioning unit(s) serving the demised premises.
     3. Mutual Estoppel. Tenant acknowledges that (i) all obligations under the Lease to be performed by Landlord have been fully performed and satisfied, (ii) no circumstance or event exists which with the giving of notice or the passage of time, or both, would constitute a default by Landlord under the Lease, (iii) no claim of offset, counterclaim or deduction to any rent or other sum due or to become due thereunder exists, and (iv) the Lease is a valid and subsisting obligation binding and enforceable against Tenant in accordance with its terms, as modified hereby. Landlord acknowledges that (i) all obligations under the Lease to be performed by Tenant have been fully performed and satisfied, (ii) no circumstance or event exists which with the giving of notice or the passage of time, or both, would constitute a default by Tenant under the Lease, (iii) no claim of offset, counterclaim or deduction to any rent or other sum due or to become due thereunder exists, and (iv) the Lease is a valid and subsisting obligation binding and enforceable against Landlord in accordance with its terms, as modified hereby.
     4. No Broker. Tenant and Landlord each represent and warrant to the other that it did not have any conversations or negotiations with any broker concerning the Lease, this Agreement or the renting of the demised premises. Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any and all demands, actions, liabilities, fees, costs, and expenses, including reasonable attorneys’ fees, incurred by the other as a consequence of its breach of representation and warranty herein.
     5. Ratification. Except as above set forth herein, all of the terms, covenants and conditions of the Lease shall remain in full force and effect as heretofore written, and the Lease is ratified and confirmed in every respect.
     6. Binding Nature. This Agreement and the provisions hereof shall not be binding on the part of the Landlord unless and until a fully executed counterpart thereof is delivered to Tenant. It is specifically understood and agreed by the parties hereto that this Agreement constitutes their entire understanding regarding the subject matter hereof, and all prior oral or written understandings are superseded hereby. It may not be modified except by a written agreement signed by the parties. Facsimile signatures hereto shall be deemed original signatures for all purposes. If this Agreement is not countersigned and unconditionally returned to Tenant or Tenant’s attorneys within three (3) business days after the same is delivered to Landlord, Tenant, by notice to Landlord, may elect to withdraw its offer to enter into this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above mentioned.

G & S REALTY 1, LLC

By:	/s/ Robert Savitt

BERNARD CHAUS, INC.

By:	/s/ David Stiffman

Name: David Stiffman
Title: Chief Operating Officer